UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934

Check the appropriate box:

[   ]           Preliminary Information Statement
[   ]           Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2)
[X]           Definitive Information Statement

INTERNET INFINITY, INC.

(Name of Registrant As Specified In Its Charter)

Payment of Filling Fee (Check the appropriate box):

[X]           No fee required
[   ]           Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11

1.	Title of each class of securities to which transaction applies: Common stock, par value $0.001.

2.	Aggregate number of securities to which transaction applies: 18,718,780 shares of common stock.

3.
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): The transaction is a merger for the sole purpose of changing the registrant's domicile, and no filing fee is required to be paid.

4.	Proposed maximum aggregate value of transaction: No value.

5.	Total fee paid: None.

[ ]	Fee paid previously with preliminary materials.
[ ]
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1.	Amount Previously Paid:
2.	Form, Schedule or Registration Statement No.:
3.	Filing Party:
4.	Date Filed:

DEFINITIVE  COPY

INFORMATION STATEMENT

INTERNET INFINITY, INC.
413 Avenue G. #1
Redondo Beach, CA 90277
Telephone: (310) 493-2244

This Information Statement is furnished to stockholders in connection with the proposed taking of certain action by the written authorization or consent of persons holding a majority of the outstanding shares of common stock of Internet Infinity, Inc., a Nevada corporation (“our company”).  Management shareholders holding more than 50 percent of our outstanding shares have already given their written approval of the transaction. It is not necessary for the company to call a special meeting of stockholders to consider the proposed reorganization. Your approval or consent is not required and is not being sought.

Regulations of the U.S. Securities and Exchange Commission (the “Commission”) require that we transmit an Information Statement containing certain specified information to every holder of our common stock that is entitled to vote or give an authorization or consent with regard to any matter to be acted upon and from whom proxy authorization or written consent is not solicited.  This Information Statement must be mailed at least 20 calendar days prior to the earliest date on which the corporate action may be taken.  This Information Statement is being mailed to our stockholders on or about September 2, 2009 to our stockholders of record of August 19, 2009.

We Are Not Asking You for a Proxy, and You Are Requested Not To Send Us a Proxy.

Summary Term Sheet

We have entered into an agreement that will change the control and the business purpose of the company by agreeing to issue to each of Charles Volk of San Francisco, California and Gary Bryant of Bartonville, Texas what will be 40 percent of the outstanding shares of our common stock, which is the only equity security outstanding that has voting rights.  This change of control has already been approved by persons that hold 85% of the outstanding shares of common stock of the company.

In connection with this change of control, we have agreed to amend our Articles of Incorporation to change our name to Shawnee Energy, Inc.  See “Change of Name Information” below for a more detailed discussion of the terms of the amendment.

Also in connection with this change of control, we have agreed to effect a 1-for-20 consolidation of the outstanding shares of our common stock.  No change will be made in the number of authorized shares of common stock.

Voting Securities and Principal Holders Thereof

On August 17, 2009 there were 28,718,780 shares of our common stock outstanding.  This Information Statement is being sent to the record holders of our common stock on August 19, 2009.  Shareholders of record that hold 24,429,196 shares of our common stock, which is 85% of the outstanding shares, have given their written consent to the change of name.

The table below sets forth, as of August 17, 2009, the number of shares of common stock of Internet Infinity beneficially owned by each officer and director of Internet Infinity individually and as a group, and by each owner of more than five percent of the common stock.

Name and Address	Number of Shares	Percent of Outstanding Shares

George Morris, Director, CEO & CFO	24,429,196(1)	85%
413 Avenue G, #1
Redondo Beach, CA 90277

Officers and Directors
as a group (1 person)	24,429,196	85%
________________________

(1)
Of these shares, 16,859,000 are held of record by George Morris, 3,034,482 shares are held of record by Apple Realty, Inc., which is under the control of George Morris, and 4,535,714 shares are held of record by L & M Media, Inc., which is under the control of George Morris.

Change in Control

On August 3, 2009 our company entered into an agreement that will result in a change in control of Internet Infinity if the provisions of the agreement are carried out.  The parties to the agreement are Internet Infinity, Inc., our company; George Morris, the sole director and officer of our company and beneficial owner of 85% of the outstanding shares of our common stock; Charles Volk and Gary Bryant, non-affiliated investors that will obtain control of our company; and Thomas Kenan, legal counsel to our company who will perform certain legal and administrative duties in connection with the performance of the provisions of the agreement.

The principal provisions of the agreement, briefly, are as follows:

•	Internet Infinity shall effect a one-for-20 common stock consolidation,

•	Internet Infinity shall change its name to “Shawnee Energy, Inc.” or a similar name,

•
Internet Infinity shall issue (i) 3,051,194 newly-issued, post stock-consolidation shares of its common stock to each of Bryant and Volk and (ii) 750,000 newly-issued, post stock-consolidation shares of its common stock to a person or bank Bryant and Volk designate that provides $300,000 to cover the expenses of this transaction, this $300,000 to be referred to as the “FTB&K Escrow Account”. Disbursements from the FTB&K Escrow Account will be made only upon the written authorization of Volk and Bryant. Approved immediate distributions from the FTB&K Escrow Account are:

•	$26,000 to satisfy present indebtedness of Internet Infinity to accountants Kabani & Co.,

•	$25,000 to Fuller Tubb Bickford & Krahl (“FTB&K”) to satisfy present indebtedness of Internet Infinity to FTB&K for past legal services,

•
$12,500 to FTB&K as part payment of a legal fee of $50,000 to perform legal work in connection with closing this Change of Control transaction and Internet Infinity’s possible acquisition of certain oil and gas properties it is now negotiating to acquire, and

•
$25,000 to Morris as a forfeitable “upset fee” in the event Bryant-Volk does not close this transaction but, should closure occur, as part payment of Internet Infinity’s indebtedness to Morris for loans made by Morris to Internet Infinity.

•
Other than the $26,000 owed to Kabani & Co. and the $25,000 owed to FTB&K that are being paid by Bryant-Volk, Morris shall pay or otherwise obtain the release of the remaining  $880,232 debt of Internet Infinity.

•	Internet Infinity shall sell 89,658 newly-issued, post stock-consolidation shares of its common stock to attorney Thomas Kenan for a purchase price of $90 cash.

Change of name

We have agreed to change our name to Shawnee Energy, Inc.  Our new management will engage our company in the oil and gas business initially by purchasing producing and non-producing oil and gas properties from other companies that desire to sell them for reasons – primarily financial reasons – peculiar to these other companies.  One of the properties Bryant-Volk are negotiating to acquire is situated in Oklahoma.  The word “Shawnee” is the name of an Indian Tribe located in Oklahoma.  The name “Shawnee Energy, Inc.” is more appropriate than “Internet Infinity, Inc.” for a company engaged in the oil and gas business in Oklahoma.

1-for-20 Stock Consolidation

There are presently outstanding 28,718,980 shares of our common stock, whose par value is $0.001 and the number of authorized shares is 100,000,000. After the issuance of shares to Charles Volk and Gary Bryant, which shares are to constitute 80% of the outstanding shares of our company, the total number of outstanding shares would exceed the number of shares authorized in our articles of incorporation.  Were we to increase the number of authorized shares to accommodate this increase in the number of issued and outstanding shares, and were we to issue additional shares in acquiring producing oil and gas properties, there likely would be so many outstanding shares that our stock would trade at such low prices that many broker-dealers would never authorize their stock brokers to recommend to their customers that they buy our stock.

A more rational solution is to consolidate the present number of shares of our common Stock, 28,718,980 shares, at the rate of one new share for each 20 presently outstanding shares. That would reduce to 1,435,949 the number of outstanding shares before issuing 89,658 shares to our legal counsel, which would make 1,525,607 outstanding shares, and then issuing four times this total amount – a total of 6,102,428 shares - to Volk and Bryant would bring to 7,628,035 the number of outstanding shares. We believe it is in the better interests of our stockholders to begin oil and gas properties acquisition operations at this lower level of outstanding shares than a number in excess of 100 million shares.  Because the 1-for-20 stock consolidation applies proportionately to every existing shareholder, the stock consolidation itself works no dilution on any existing shareholder.

Reasons for engaging in the transaction.

Internet Infinity has never made a profit.  Its outlook for profitable operations is bleak.  Our common stock rarely trades, but when it does, it usually trades at prices below the $0.001 par value of the stock.  The persons that will take over control of the company, Charles Volk and Gary Bryant, are actively engaged in the oil and gas business, including the acquisition of producing and non-producing oil and gas leases.  The current global recession has reduced the demand for oil, and many active oil and gas companies have reduced their operations and seek buyers of some of their production in order to eliminate some or all of their debt.  Volk and Bryant have agreements or letters of intent to acquire some specific producing oil properties, provided the properties can be bought, partially or entirely, with common stock of public companies.  They also have understandings with certain banks for the loan of funds to make acquisitions of oil and gas properties.

Your management believes that a change in direction of the company’s business and new management are justified.

Vote required for approval of the transaction.  A majority of the outstanding shares must approve the amendment to the articles of incorporation if it is to be approved without a shareholders’ meeting.  The written approval of the amendment has been obtained from the persons and entities identified in footnote (1) to the above table under the heading “Voting Securities and Principal Holders Thereof.”  They are the record owners of 85% of the outstanding shares of our common Stock, the only voting equity security outstanding.

Chapter 78 of the Nevada Revised Statutes requires shareholder approval of a change of control of a Nevada corporation if (i) it has more than 200 shareholders (ii) of whom at least 100 have record addresses in Nevada and (iii) does business in Nevada.  We have more than 600 shareholders but do not conduct business in Nevada.  Nevertheless, we have obtained the written approval of persons that are the record owners of 85% of the outstanding shares of common stock.

INTERNET INFINITY, INC.

/s/ George Morris
George Morris, President